EXHIBIT 99.1

Puradyn and MER Equipment Announce First Ever Exclusive Agreement

-   Initial blanket PO received for commercial marine industry    -

Boynton Beach, FL - (August 8, 2013) – Puradyn Filter Technologies, Inc. (OTCQB: PFTI) and MER Equipment, Inc. announced today that they have entered into a first ever exclusive agreement for distribution of the puraDYN® Oil Filtration System in the commercial marine industry.  The agreement represents potential orders of $2.6 million over the next 3 years and the company confirms that an initial blanket purchase order for $500,000 has been received.   This is over and above $70,000 of product purchased to date.

Under the terms of the agreement, MER Equipment (Seattle, WA), a specialist in the marine industry, will distribute the puraDYN® System in Washington, Oregon, California, Alaska and Hawaii.  MER custom-builds marine generators, hydraulic power units, marine propulsion, and exhaust systems and represents such prestigious brands as John Deere, Isuzu, Kubota, Cummins and Yanmar engines. Established in 1964, MER easily claims one of the largest West Coast inventories of marine equipment and parts.

Kevin G. Kroger, President and Chief Operating Officer of Puradyn Filter Technologies, Inc. stated, “Based on their expertise and reputation in the commercial marine industry, we are extremely pleased to partner with MER as our first exclusive distributor in North America.  They have a strong market presence as well as an in-depth knowledge of what the commercial marine industry needs with regards to lube and hydraulic oil cleanliness.  They also understand the challenges involved in the handling and proper disposal of the waste oil.

“In addition, MER’s initial up-front investment in product and tooling for this program is a very strong indication of their commitment and dedication in meeting their business plan over the next three years.”

MER Equipment President Bob Allen stated, “After studying a number of bypass filters, we chose the puraDYN® System, because of its ability to address all the factors that causes one to change their oil.  It is a product we can be proud of to represent, and have confidence in the support we will continue to receive from their team.  We are very discriminant of the products we represent, and Puradyn is one of those high quality products. Once our customers are aware of the benefits of this technology, I’m confident we will exceed the goals we have set for this exclusive agreement.”

Kroger concluded, “MER will be a real asset to our distribution network and we look forward to a long and profitable working relationship.”

Further information on its oil filtration system or distributorship opportunities may be obtained by contacting Puradyn Filter Technologies at 1-866-PURADYN (787-2396) in North America or visiting its website at www.puradyn.com.

Further information on MER Equipment, Inc. and its products may be obtained by calling 1 (800) 777-0714 or visiting MER’s website at www.merequipment.com.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution.  Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT: Puradyn: Kathryn Morris Director, Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Monarch Communications: Jeff Siegel President (T) 516 569 4271 jeffs@monarchcomminc.com www.monarchcommunicationsinc.com